Exhibit 10.1

Amendment to Separation Agreement

This Separation Agreement Amendment dated January 14, 2010 (“Separation Amendment”) is entered by and among Central Garden & Pet Company, its, subsidiaries, affiliates and related entities (“Central” or “Company”) and Stuart W. Booth (“Executive”).

WHEREAS, Executive was formerly employed as Executive Vice President, Chief Financial Officer and Secretary of Central;

WHEREAS, Executive and Central entered into a Separation Agreement and General Release of All Claims on April 1, 2009 (“Separation Agreement”) related to Executive’s resignation from the Company;

WHEREAS Executive currently serves as a consultant to Central;

WHEREAS, the parties desire Executive to return to full-time employment with Central in a temporary, interim Chief Financial Officer (“CFO”) position until a replacement executive is hired and a transition is complete;

THEREFORE, for good and adequate consideration including the covenants contained herein, the Parties agree as follows:

1.	Prior Agreement. The Separation Agreement is incorporated herein by reference and shall continue in effect except as provided herein. Where there is a conflict between the Separation Agreement and this Separation Amendment, this Separation Amendment shall control.

2.	Executive will be re-employed in the position of CFO until a replacement executive is hired and for a reasonable transition period thereafter as requested by the Company, the combined period to be a minimum of six (6) months, and month to month thereafter up to a maximum of twelve (12) months unless the parties mutually agree to extend the period in writing. The period commencing with the New Effective Date of this Separation Amendment and continuing until the New Termination Date will be referred to as the “New Transition Period”.

3.	During the New Transition Period the Company will pay Executive an annualized salary of four hundred thousand dollars ($400,000) and the same benefits as provided during the Transition Period in the Separation Agreement. Executive also will receive a “transition bonus” of $16,666.66 per month for each full month worked, payable on the New Termination Date.

4.	Effective January 15, 2010, Executive will receive a grant of fifty thousand (50,000) Class A stock options pursuant to a Non-Qualified Stock Option Agreement under the Company’s 2003 Equity Incentive Plan. This award will vest as set forth in the stock option agreement and the Separation Agreement.

Stu Booth Separation Agreement	Initial Executive SWB Company WEB

5.	At the conclusion of the New Transition Period Executive’s employment will be considered terminated for all purposes (“New Termination Date”).

6.	Commencing on the New Effective Date of this Separation Amendment, the severance of $31,667 referred to in paragraph 6 of the Separation Agreement shall be modified to $33,333.33 per month.

7.	The term “eighteen (18) months” in paragraphs 7 and 8 of the Separation Agreement shall be modified to “twenty two (22) months.”

8.	Commencing on the New Effective Date of this Separation Amendment, all references to the “Transition Period” in the Separation Agreement will have the same meaning as the term “New Transition Period” in this Separation Amendment.

9.	Commencing on the New Effective Date of this Separation Amendment, all references to the “Termination Date” in the Separation Agreement will have the same meaning as the term “New Termination Date” in this Separation Amendment.

10.	Paragraph 9(a) of the Separation Agreement is amended and clarified to read as follows:

(a)	Group Insurance: The Company will pay for Executive’s COBRA health insurance continuation coverage for Executive, Executive’s spouse and eligible dependents for eighteen (18) months after he ceases to receive the severance payments from the Company provided in Paragraph 6 above. Executive will pay an amount for this COBRA coverage comparable to the employee contribution amounts paid by senior executives of the Company. Thereafter, the Company will continue comparable health insurance coverage through HIPPA coverage for Executive, Executive’s spouse and Executive’s eligible dependents until Executive’s spouse reaches the age of sixty six (66), i.e. 070/7/2019 or until they become eligible for coverage under another group health care plan, whichever comes first. The Company’s contribution to such coverage will be the actual expense of such coverage up to a maximum of $1,400 per month. The Company’s payments for health insurance continuation coverage will be considered income to the Executive for tax reporting purposes.

11.	Executive and Central agree to re-execute this Separation Amendment on the New Termination Date. Executive will not receive his transition bonus, severance and benefits following the New Termination Date unless he re-executes this Separation Amendment. Executive and Central understand that by re-executing this Separation Amendment after the New Termination Date they are renewing and reaffirming all the terms of the Separation Agreement as modified herein, including but not limited to the general release provisions.

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Stu Booth Separation Agreement	Initial Executive SWB Company WEB

12.	This Separation Amendment will become effective (“New Effective Date”) when it is signed by all parties.

Date: 1/14/2010	/s/ Stuart W. Booth
Stuart W. Booth

Date: 1/14/2010	/s/ William E. Brown
Central Garden & Pet Company

Re-executed:

Dated:
Stuart W. Booth

Date:
Central Garden & Pet Company

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Stu Booth Separation Agreement	Initial Executive SWB Company WEB